Exhibit 99.2


                           KRONOS INTERNATIONAL, INC.


                                Offer to Exchange
              All Outstanding 6 1/2% Senior Secured Notes due 2013
                    For 6 1/2% Senior Secured Notes due 2013
           That Have Been Registered Under the Securities Act of 1933



To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Kronos International, Inc. (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated _______, 2006 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 6 1/2% Senior Secured
Notes due 2013 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended, for all of its outstanding unregistered its 6 1/2% Senior Secured Notes due 2013 (the "Old Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated April 11, 2006, between the Company and the initial purchaser named therein, relating to the Old Notes.

     We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

     1.   The Prospectus;

     2. The Letter of Transmittal for your use and for the information of your clients;

     3. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with respect to the Exchange Offer;

     4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     5. A return envelope addressed to The Bank of New York, the Exchange Agent for the Old Notes.

     Your prompt action is required. The Exchange Offer will expire at 12:00 midnight, New York City time, on ____________, 2006, unless extended by the Company (the "Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

     To participate in the Exchange Offer, a duly executed and properly-completed Letter of Transmittal (or facsimile thereof or agent's message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Old Notes, or a timely confirmation of a book-entry transfer of such Old Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                                     Very truly yours,

                                                     KRONOS INTERNATIONAL, INC.


     Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.